Exhibit 2.1

THIRD AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This Third Amendment to Business Combination Agreement (the “Amendment”) is effective as of November 10, 2023, by and among QT Imaging, Inc., a Delaware corporation (“QT Imaging”), GigCapital5, Inc., a Delaware corporation (“GigCapital5”) and QTI Merger Sub, Inc., a Delaware corporation (“Merger Sub,” and together with QT Imaging and GigCapital5, the “Parties,” and individually, a “Party”). Certain capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the BCA (as defined below).

RECITALS

WHEREAS, QT Imaging, GigCapital5 and Merger Sub are parties to that certain Business Combination Agreement dated as of December 8, 2022, as amended by that First Amendment to Business Combination Agreement dated May 5, 2023, and that Second Amendment to Business Combination Agreement dated September 21, 2023 (the “BCA”), pursuant to which QT Imaging intends to merge with Merger Sub, with QT Imaging surviving the merger as a wholly owned subsidiary of GigCapital5;

WHEREAS, Section 9.04 of the BCA provides that the Parties may amend the BCA at any time prior to the Effective Time by an instrument in writing signed by each of the Parties; and

WHEREAS, QT Imaging, GigCapital5 and Merger Sub desire to amend the BCA as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The above recitals are hereby incorporated by reference into this Amendment as if set forth in full in the body hereof and each Party represents and warrants that, as to it, said recitals are true and accurate.

2. Amendment.

(a) The Parties hereby amend and restate certain of the existing definitions set forth in Section 1.01 of the BCA;

(b) The Parties hereby add the definition of “USCG Warrants” to Section 1.01 of the BCA; and

(c) The Parties hereby add the definition of “Non-Redemption Agreements” to Section 1.01 of the BCA, with each amendment and addition in the form attached hereto as Exhibit A.

3. Interpretation. The terms of Section 1.03 of the BCA are hereby incorporated into this Amendment by reference.

4. BCA Provisions. Except as specifically amended hereunder, all of the terms and conditions of the BCA remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the BCA, this Amendment shall control.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

6. Applicable Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

7. Successors and Assigns. No Party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other Party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the Parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7 shall be void.

[Signature Page Follows]

IN WITNESS WHEREOF, GigCapital5, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIGCAPITAL5, INC.

By	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	Chief Executive Officer

QTI MERGER SUB, INC.

By	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	Chief Executive Officer

QT IMAGING, INC.

By	/s/ Dr. John Klock
Name:	Dr. John Klock
Title:	Chief Executive Officer

[Signature Page to Third Amendment to Business Combination Agreement]

EXHIBIT A

SECTION 1.01 Certain Definitions.    For purposes of this Agreement:

“Aggregate Closing Merger Consideration” means a number of shares of GigCapital5 Common Stock equal to the difference of: (a) the quotient of (i) the Aggregate Closing Merger Consideration Value, divided by (ii) $10.00; minus (b) the Aggregate Excess Company Transaction Expenses Shares; minus (c) the number of shares of GigCapital5 Common Stock that are not redeemed pursuant to the terms of the Non-Redemption Agreements.

“In-the-Money Company Warrants” means (a) the Pre-Signing In-the-Money Company Warrants, (b) any additional Company Warrants issued pursuant to the Bridge Financing and (c) the USCG Warrants.

“Non-Redemption Agreements” means, collectively, those certain Non-Redemption Agreements entered into by GigCapital5 and certain of its public stockholders, pursuant to which such public stockholders have (a) each irrevocably and unconditionally agreed that each such public stockholder will not elect to redeem or otherwise tender or submit for redemption any shares of GigCapital5 Common Stock purchased by such public stockholder from third parties (other than GigCapital5) through a broker in the open market (other than through GigCapital5) following the date of such Non-Redemption Agreements and prior to the deadline for submission of a written request to exercise the Redemption Rights, waives all Redemption Rights with respect to such shares, and (b) agreed that, to the extent each such public stockholder purchases shares of GigCapital5 Common Stock from third parties (other than GigCapital5) through a broker in the open market (other than through GigCapital5) after the deadline for submission of a written request to exercise the Redemption Rights, then the third party from whom such public stockholder purchased such shares shall have submitted a written reversal of the redemption request such third party previously submitted to the Trustee prior to the deadline for submission of a written request to exercise the Redemption Rights, which has been confirmed by GigCapital5.

“USCG Warrants” means, collectively, those certain Warrant Agreements, entered into by the Company and each of US Capital Global Securities, LLC and US Capital Global QT Imaging LLC, respectively.